EXHIBIT 10.6

MARKETING AGENT AGREEMENT

This MARKETING AGENT AGREEMENT (this “Agreement”), effective as of 1 September, 2020 (the “Effective Date”), is made by and between TechAdsMedia Ltd, a company organized under the laws of Ireland with VAT No. IE3378479AH (“TechAdsMedia”), and Eva Media Inc, an American corporation under the laws of California, U.S.A. (“Agent”).

WHEREAS, TechAdsMedia entered into agreement with multiple online companies (“TechAdsMedia’s Partners”) in order to drive traffic to their web properties (“TechAdsMedia’s Partner Site(s)”); and

WHEREAS, TechAdsMedia wishes to outsource certain web marketing services to Agent as set forth below in this Agreement and Agent wishes to perform such services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations set forth herein, the parties hereby agree to the terms set forth in this Agreement, expressly including Exhibit A to this Agreement, which are hereby incorporated by reference herein.

1. Definitions. In addition to the definitions appearing elsewhere in this Agreement, when used in this Agreement (or its exhibits and schedules) the following terms shall have the following meanings:

1.1 “Ad Query” means any web search query transmitted to TechAdsMedia via a Click-Through on an Ad.

1.2 “Affiliate” means with respect to either party, any corporation, firm, partnership, person or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with such party, and any person, firm, partnership, corporation or other entity actually controlled by, controlling, or under common control with such party. For purposes of this definition, ownership shall mean the ownership of, and/or the right to vote, securities representing at least 50% of the voting power of the relevant entity on matters submitted to the equity holders of such entity generally or otherwise having the ability to direct the affairs of the entity.

1.3 “Agent Services” means the provision of search, social, native or more standard display marketing services provided by Agent to TechAdsMedia under this Agreement, in all cases designed to drive traffic to TechAdsMedia’s Partner Sites.

1.4 “Authorized Network(s)” means those specific web advertising networks approved by TechAdsMedia in writing from which Agent may purchase placements of Ads on websites that are not owned or controlled by TechAdsMedia or any of its Affiliates. TechAdsMedia may add or remove any Authorized Network from this Agreement upon written notice to Agent.

1.5 “Click-Through(s)” means the occurrence of an End User clicking through an Ad to the applicable TechAdsMedia’s Partner Sites Reply Page.

1.6 “Device(s)” means, as the context dictates, either or both of the following: (a) a “Personal Computer” meaning a general purpose computer, such as a desktop, notebook, laptop, or netbook that: (i) is not a Mobile Device; and (ii) is primarily designed to be used by a single individual or small group of individuals at one time and to perform a multiplicity of general purpose computing functions at the direction of the user through applications. Examples include devices such as Microsoft Surface Pro, Dell Inspiron, and the Lenovo ThinkPad; and/or (b) a “Mobile Device” a portable computing device that has a display screen with touch input and/or a miniature keyboard and typically weighs less than one (1) pound and is built and runs on the Google Android or Apple iOS mobile operating system. Mobile Devices include, but are not limited to, smart phones, tablets and PDAs.

1.7 “End User” means an individual, human end user to whom an Ad is displayed.

1.8 “End User Data” mean any data, information, and/or other material that is either provided by TechAdsMedia and/or is otherwise accessible by Agent in connection with Agent’s performance of the Agent Services, which may be used to categorize or profile for End Users based on their demographics and/or interactions with an Ad or TechAdsMedia’s Partner Site.

1.9 “TechAdsMedia’s Partner Brand Features” means the trade names, trademarks, service marks, logos and other distinctive brand features of TechAdsMedia’s Partners, its Affiliates and/or any of their respective third party supplier or partner.

1.10 “TechAdsMedia’s Partner Reply Page” means the web page on a TechAdsMedia’s Partner Site displayed by TechAdsMedia’s Partner in response to an Ad Query.

1.11 “TechAdsMedia’s Partner Services” means all services made available by TechAdsMedia’s Partners on their Sites, including the provision of content, advertisements and various services (including search services) to end users. TechAdsMedia’s Partners have the right to change, update, modify or cease providing any or any part of the TechAdsMedia’s Partner Services at any time in its sole discretion.

1.12 “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law and any and all other proprietary rights, as well as any and all applications, renewals, extensions, restorations and re- instatements thereof, now or hereafter in force and effect worldwide.

1.13 “Market” means each country specifically approved by TechAdsMedia in writing from time to time for which Agent has been appointed to perform some or all of the Agent Services on behalf of TechAdsMedia . Appointments may be granted generally within all Markets or may be restricted to only permit marketing to one or another specific TechAdsMedia’s Partner Site, use of specific Authorized Networks, placement of specific kinds of Ads and/or targeting of a specific kind of Device

1.14 “Ads” means either or both, as the content dictates: (a) targeted search advertisements displayed in response to the processing of Target Queries; and/or (b) advertisements that follow IAB or another standard ad format adopted by the third-party sites upon which they appear. TechAdsMedia may require Agent to change or discontinue use of any Ad or element thereof at any time in its sole discretion upon forty-eight (48) hours’ notice.

1.15 “Search Keyword(s)” shall mean keywords or phrases selected by Agent on behalf of TechAdsMedia for the purchase of Ads on Authorized Networks; provided that such keywords or phrases at all times: (a) comply with the requirements and restrictions set forth in the Implementation & Compliance Schedule; (b) have not been previously prohibited by TechAdsMedia .

1.16 “Search Engine(s)” means the Google, Bing and Yahoo! Web search engines. The Search Engines may be modified from time to time by TechAdsMedia in its sole discretion upon written notice (email sufficing) to Agent.

1.17 “Target Query(ies)” means a web search query transmitted to and processed by a Search Engine resulting in the display of a search engine results page located on a website that is not owned or operated by TechAdsMedia’s Partners or any of their Affiliates.

1.18 “Term” shall have the meaning set forth in Section 6.

2. Agent Services. Commencing on the Effective Date, Agent shall commence performance of the Agent Services as provided in and in conformance with the requirements and restrictions of this Agreement.

3. Payment, Records and Reports. The payment terms and record-keeping and reporting obligations of the parties under this Agreement shall be as set forth in the Payment Schedule attached hereto as Exhibit A.

4. License. Subject to Agent’s continuous compliance with the terms and conditions of this Agreement, TechAdsMedia’s grants Agent, a limited, non-exclusive, non-transferable, non-sublicensable, revocable license to use and display the TechAdsMedia’s Partner Brand Features within Ads displayed within the applicable Market. The foregoing license is subject to Agent’s compliance with the requirements and restrictions set forth in the Implementation & Compliance Schedule and TechAdsMedia’s then current trademark usage guidelines and quality control standards (which may be amended by TechAdsMedia from time to time) (“Trademark Guidelines”) as communicated by TechAdsMedia to Agent. Agent agrees that it will not: (i) take any action or refrain from taking any action that might harm the reputation or goodwill of any TechAdsMedia’s Partner Brand Features; (ii) take any action or refrain from taking any action inconsistent with TechAdsMedia’s Partner’s ownership of any TechAdsMedia’s Partner Brand Features; (iii) use any TechAdsMedia’s Partner Brand Features in an unsavory or disparaging manner; (iv) challenge TechAdsMedia’s Partner rights in any TechAdsMedia’s Partner Brand Features; or (iv) attempt to register any TechAdsMedia’s Partner Brand Features or any other name, mark, logo or symbol confusingly similar thereto. All use of the TechAdsMedia’s Partner Brand Features by Agent and all goodwill associated therewith shall inure solely to the benefit of TechAdsMedia’s Partners.

5. Ownership. TechAdsMedia’s Partners or their licensors shall own all right, title and interest, including without limitation all Intellectual Property Rights, in and to the TechAdsMedia’s Partner Services and any editorial, text, graphic, audiovisual, and other content that is displayed on the TechAdsMedia’s Partner Sites as well as the TechAdsMedia’s Partner Features, if any, displayed within the Ads. Agent shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in this Agreement. TechAdsMedia’s Partners shall own all right, title and interest in and to all information and data collected and received through the Agent’s performance of Agent Services under this Agreement including all End User Data. TechAdsMedia grants no implied license to TechAdsMedia’s Partner Intellectual Property Rights (including without limitation patents) or that of TechAdsMedia ’s Partner third- party suppliers, and all rights not expressly granted in this Agreement are reserved by TechAdsMedia’s Partners.

6. Term & Termination.

6.1. Term. Unless terminated earlier, this Agreement will commence upon the Effective Date and continue for twelve (12) montha (the “Initial Term”). Thereafter, the Agreement will be automatically renewed for successive one-year periods (each a “Renewal Term” and together with the Initial Term, the “Term”), provided either party provides written notice to the other of its election not to renew this Agreement at least thirty (30) days prior to the commencement of the applicable Renewal Term, or the Agreement is otherwise terminated in accordance with the terms herein.

6.2. Termination.

(a) This Agreement may be terminated by either party upon written notice if the other party: (i) fails to cure any material breach of this Agreement (excluding breach by Agent of the requirements and restrictions set forth in the Implementation & Compliance Schedule) within fourteen (14) days of such breach being conveyed in reasonable detail in writing (email sufficing) to the breaching party; or (ii) is the object of any proceedings for insolvency, receivership or bankruptcy or any other proceedings for the settlement of such party’s debts; (iii) makes an assignment for the benefit of creditors; or (iv) is dissolved or ceases to do business.

(b) This Agreement may be terminated or suspended by TechAdsMedia’s in whole or part: (i) upon written notice in the event that Agent fails to cure a breach of the Implementation & Compliance Schedule within three (3) days of such breach being conveyed in reasonable detain in writing (email sufficing) to Agent; or (ii) upon twenty-four (24) hours written notice to Agent for TechAdsMedia’s convenience.

(c) Upon the expiry or termination of this Agreement: (i) TechAdsMedia shall pay Agent all amounts due within thirty (30) days after the date of expiration or termination, provided that if TechAdsMedia terminates the Agreement pursuant to Section 6.2(a)(i) or 6.2(b)(i) above, TechAdsMedia shall have the right to withhold and retain all Fees accrued during the period when Agent was in breach of the Agreement; (ii) all licenses rights granted hereunder shall immediately terminate; (iii) Agent shall immediately stop all marketing campaigns active under this Agreement; and (iv) each party will immediately return to the other party all of such other party’s Confidential Information.

7. Confidentiality.

7.1. Confidential Information. Each party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose information of a confidential nature including, without limitation, data or other materials, that: (i) is clearly and conspicuously marked as “confidential” or with a similar designation; (ii) is identified by the Disclosing Party as confidential and/or proprietary before, during, or promptly after presentation or communication; or (iii) the Receiving Party should reasonably have understood to be confidential, given the manner or circumstances of its disclosure, irrespective of whether or not the specific designation “confidential” or any similar designation is used (“Confidential Information”). For purposes of this Agreement, End User Data shall be deemed the Confidential Information of TechAdsMedia , except if and to the extent such End User has independently provided such information to Agent in connection with Agent activities outside of this Agreement.

7.2. Disclosure and Use. Except with the prior written consent of the Disclosing Party, neither party shall: (i) disclose any Confidential Information other than to employees and contractors who have a need to know and have agreed in writing to protect the confidential information of third parties; (ii) make copies or allow others to make copies of such Confidential Information except as is reasonably necessary for internal business purposes to fulfill its obligations under this Agreement; or (iii) remove or export any such Confidential Information from the country of the Receiving Party to the extent prohibited by applicable export laws. The Receiving Party shall treat the Confidential Information with at least the same degree of care and protection as it would use with respect to its own Confidential Information of a similar nature, but in no event less than a reasonable standard of care.

7.3. Exceptions. Nothing in this Agreement shall prohibit or limit either party’s use or disclosure of information: (i) previously known to it without obligation of confidence; (ii) independently developed by or for it without use of or access to the other party’s Confidential Information; (iii) acquired by it from a third party which is not under an obligation of confidence with respect to such information; or (iv) which is or becomes publicly available through no breach of this Section. A party may disclose Confidential Information that is required to be disclosed by operation of law, court order or other governmental demand, provided that the Disclosing Party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible. Each party shall use Confidential Information of the other party solely for the purposes of fulfilling its obligations or exercising its rights under this Agreement or as expressly permitted in this Agreement.

7.1. Confidentiality of Agreement. Each party agrees that the terms of this Agreement, any disputes arising out of this Agreement, and any discussions pertaining to the foregoing, shall be deemed Confidential Information of the other party, provided that in addition to the permitted disclosures hereunder, either party may disclose the terms of this Agreement: (i) if required to do so by law or generally accepted accounting principles; (ii) as required to assert its rights hereunder; and (iii) to its own directors, employees, attorneys, accountants, and other advisors on a “need to know” basis and under an obligation of confidentiality no less stringent than set forth herein. Each party agrees that the Disclosing Party will be given prompt notice of any disclosure made pursuant to clause (i), (ii) or (iii) above, and that any such disclosure shall be limited to the extent possible.

8. REPRESENTATIONS AND WARRANTIES.

8.1. Mutual Representations and Warranties. Each party represents and warrants to the other party that it has the power and authority to enter into this Agreement, to grant the licenses contained herein, and to otherwise perform its obligations hereunder.

8.2. Agent Warranties. Agent hereby represents and warrants that: (i) it will perform the Agent Services in a professional and workmanlike manner consistent with the highest industry standards, applicable laws, and the Integration and Compliance Schedule; (ii) none of the Agent Services, Agent’s performance thereof, TechAdsMedia’s utilization thereof or any part of this Agreement is or will be inconsistent with any obligation Agent may have to any other person or entity; and (iii) none of the Ads (excluding TechAdsMedia’s Partner Brand features included therein in accordance with the requirements and restrictions set forth in this Agreement) or any Agent Service, Agent’s performance or any Agent Service or TechAdsMedia’s utilization of any Agent Service shall infringe or misappropriate any copyright, patent, trademark, trade secret or other proprietary right of any person or entity and/or violate any advertising, marketing or other policy associated with Ad Networks utilized by Agent in connection with this Agreement.

8.3. Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN ANY AND ALL DOCUMENTATION, PRODUCTS, SERVICES AND OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE TechAdsMedia’S PARTNER SITES, TechAdsMedia PARTNER SERVICES AND TechAdsMedia PARTNER BRAND FEATURES, ARE PROVIDED WITHOUT WARRANTIES OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, (I) ANY WARRANTIES OF ACCESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, OR (II) ANY WARRANTIES THAT SUCH DOCUMENTATION, PRODUCTS, SERVICES AND OTHER MATERIALS WILL BE UNINTERRUPTED OR ERROR- FREE.

9. LIMITATION OF LIABILITY.

EXCEPT IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER SECTION 10 (INDEMNIFICATION) OR IN THE CASE OF AN INTENTIONAL BREACH, NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF USE, LOSS OF DATA, INTERRUPTION OF BUSINESS, DOWNTIME, OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOSS OF GOODWILL, WORK STOPPAGE, BUSINESS INTERRUPTION, COMPUTER FAILURE OR MALFUNCTION, COST OF PROCUREMENT OF SUBSTITUTE SOFTWARE, TECHNOLOGY, GOODS OR SERVICES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. FURTHERMORE, TechAdsMedia PARTNER’S THIRD PARTY SUPPLIERS SHALL NOT BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL, ARISING FROM ANY PORTION OF THE TechAdsMedia PARTNER SERVICES OR ANY TechAdsMedia PARTNER SITE PROVIDED BY SUCH THIRD PARTY SUPPLIERS. EXCEPT IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER SECTION 10 (INDEMNIFICATION), FOR BREACHES OF SECTION 7 (CONFIDENTIALITY), AGENT’S BREACH OF ITS OBLIGATIONS SET FORTH IN THE IMPLEMENTATION & COMPLIANCE SCHEDULE, A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR IN THE CASE OF AN INTENTIONAL BREACH, IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY CLAIM ARISING UNDER THIS AGREEMENT EXCEED AMOUNTS PAID BY TechAdsMedia TO AGENT UNDER THIS AGREEMENT WITHIN THE TWELVE MONTHS PRECEDING SUCH CLAIM. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THE AGREEMENT AND THAT IN ITS ABSENCE, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT. THIS SECTION IS SEVERABLE AND SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

10. Indemnification.

10.1 Each party agrees to indemnify, defend and hold the other party harmless from and against any and all liability, loss, damage, claim, cause of action or other cost (including, without limitation, reasonable legal fees and expenses) (collectively, “Losses”), arising out of or related to any third-party claim arising out of the indemnifying party’s breach of its representations or warranties under this Agreement. The foregoing indemnification, as such relate to TechAdsMedia as indemnitor, shall not apply to third party claims in connection with any TechAdsMedia’s Partner Services, TechAdsMedia’s Partner Site and/or TechAdsMedia’s Partner Brand Feature if: (i) the applicable TechAdsMedia’s Partner Services, TechAdsMedia’s Partner Sites or TechAdsMedia’s Partner Brand Features have been altered, modified or tampered with after delivery, or displayed, marketed or distributed in contravention of the terms of this Agreement, to the extent such claims are caused by such alteration, modification, tampering, display, marketing or distribution; or (ii) such claims would have not arisen if Agent had promptly acted on any instruction provided by TechAdsMedia or implemented any update specified by TechAdsMedia , each as may be provided as set forth herein.

10.2 The indemnified party shall promptly notify the indemnifying party in writing of any third party claim and promptly tender the control of the defense and settlement of any such claim to the indemnifying party at the indemnifying party’s expense; provided that failure to give prompt notice will not relieve the indemnifying party from its indemnification obligations hereunder, except to the extent of liabilities that would have been avoided or lessened had prompt notice been given; and provided further, however, that the indemnifying party shall not settle any such claim in a manner that imposes any non-indemnified costs or otherwise adversely affects the indemnified party’s rights without the indemnified party’s prior written consent (which shall not be unreasonably refused or delayed). The indemnified party shall cooperate with the indemnifying party, at the indemnifying party’s expense, in defending or settling such claim. The indemnified party may join in the defense with counsel of its own choice at its own expense.

11. Miscellaneous.

11.1 Independent Contractors. Each party is an independent contractor of the other and neither is an employee, agent, partner or joint venturer of the other.

11.2 Publicity. The parties agree that any press release or other public statement regarding this Agreement or the transactions contemplated hereby shall be made only after each party hereto has approved in writing the time, form and content of any such information to be disseminated to third parties or the public.

11.3 Exclusivity. Agent acknowledges and agrees that, except as set forth below, the rights granted to it under this Agreement are non-exclusive and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit TechAdsMedia from participating in similar business arrangements as those described herein. Notwithstanding the foregoing, Agent will be TechAdsMedia’s exclusive marketing agent engaged to drive traffic to TechAdsMedia’s Partner Sites during the Term.

11.4 Taxes. Each party shall be responsible for and pay taxes based on its own income. Agent agrees to pay, and to indemnify and hold TechAdsMedia harmless from, any sales, use, excise, import or export, value added or similar tax or duty not based on TechAdsMedia’s income, as well as the collection or withholding thereof, including penalties and interest, and all government permit or license fees and all customs and similar fees levied upon the delivery by Agent of services hereunder. In the event that TechAdsMedia is required to withhold taxes imposed upon Agent for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a country in which Agent is engaging in marketing hereunder, then such payments may be made by TechAdsMedia on behalf of Agent by deducting them from the payment then due to Agent and remitting such taxes to the proper authorities on a timely basis, and the payments of the Fees will be adjusted appropriately. Agent agrees to cooperate with and provide all necessary documentation to TechAdsMedia with respect to the withholding of such taxes.

11.5 Assignment. This Agreement is not assignable by either party without the prior written approval of the other party. Notwithstanding the foregoing, TechAdsMedia may assign, transfer or delegate this Agreement or its rights and obligations hereunder without notice to or consent of the other party, to a successor-in-interest or an Affiliate, or in connection with any change of control, merger, consolidation, any sale of all or substantially all of TechAdsMedia’s assets or any other transaction in which more than fifty (50%) percent of its voting securities are transferred. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

11.6 Notice. Any notice, report, approval or consent required or permitted under this Agreement will be in writing to the address specified in the signature block below, or other address as may be updated by a party in writing from time to time.

11.7 Governing Law and Venue. This Agreement will be deemed to have been made in, and will be construed pursuant to, the laws of Italy without regard to conflicts of laws provisions thereof. Any suit or proceeding arising out of or relating to this Agreement will be commenced in an Italian court, and each party irrevocably submits to the exclusive jurisdiction and venue of these courts.

11.8 Remedies and Injunctive Relief. Each party agrees that a breach of certain sections in this Agreement may cause irreparable injury for which monetary damages are not an adequate remedy. For such breaches, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to seek immediate injunctive relief and any other available equitable remedies to enforce provisions of this Agreement.

11.10 Severability. If any provision of this Agreement is adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

11.11 Headings and Presumptions. The headings contained in this Agreement are for reference and explanatory purposes only and will not affect in any way the meaning or interpretation of this Agreement. As this Agreement is a negotiated agreement, there will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

11.12 Complete Agreement, Waiver, and Modification. The parties agree that this Agreement and the attached exhibits, which are incorporated into this Agreement by this reference, constitute the complete and exclusive statement of the mutual understanding of the parties, and supersede and cancel all previous written and oral agreements and communications relating to the subject matter of this Agreement. For the avoidance of doubt, no terms of use/service, terms and conditions, privacy policy or other policies or guidelines (collectively hereinafter, the “Agent Standard Terms”) made available by Agent to TechAdsMedia before or after the Effective Date shall be applicable. No waiver, modification or amendment of any provision of this Agreement will be binding against a party unless it is in writing and signed by a duly authorized representative of such party. No such waiver of a breach hereof will be deemed to constitute a waiver of any other breach, whether of a similar or dissimilar nature.

11.13 Survival. Sections 1, 5, 6.2(c) and 7 through 11 shall survive termination of the Agreement.

11.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument hereunder, and each such executed counterpart may be transmitted to the other party hereunder via facsimile or emailed PDF.

11.15 The Agent will strive to keep the TQ to an average of 7 by all means possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

“TechAdsMedia”

TechAdsMedia Ltd

Address: Talent Garden, DCU Alpha Campus, 11 Old Finglas Road, Glasnevin, Dublin, Ireland

Signature:

Printed Name: Carlo Petito

Title: CEO

Date of Signature:

“Agent”

Eva Media Inc

Address: The Plaza, 1800 Century Park East, Suite 600, Los Angeles, 90067, USA

Signature:

Printed Name:

Title:

Date of Signature:

EXHIBIT A

Payment Schedule

1. Fees. In full consideration of Agent’s provision of Agent Services, TechAdsMedia will pay agent during the Term a monthly Revenue Share and may pay Agent. Such Revenue Share granted shall be paid in USD.

1.1. “Revenue Share” means a share of the monthly Net Search Revenues generated from the display of Sponsored Listings on a Reply Page received by TechAdsMedia’s Partner Sites during the Term. The monthly Revenue Share shall be calculated as follows:

80% Revenue share

The number of clicks on the Sponsored Listings, amount of revenues received and any other measure upon which amounts payable to Agent are calculated under this Agreement, along with the type of Ad Query transmitted, type of Reply Page displayed, Market and Device type used by the End User, as reported by TechAdsMedia , shall be the numbers used in calculating the Revenue Share hereunder.

1.2. Notwithstanding anything to the contrary set forth herein, TechAdsMedia shall not be obligated to remit payment for (and shall be entitled to a refund with respect to): (a) any amounts which result from invalid queries, or invalid impressions of (or clicks on) the Sponsored Listings generated by any person, robot, automated program or similar device, including, without limitation, through any incentivized queries or clicks, in each case as reasonably determined by TechAdsMedia ; (b) any revenues generated through an implementation and/or marketing practice which is not approved by TechAdsMedia pursuant to this Agreement or subsequently fails to meet the requirements and specifications set forth in this Agreement; and (c) any revenues generated in connection with Search Keyword and/or Display Ad Placement purchases in excess of any limits imposed by TechAdsMedia .

2. Invoicing & Payments. TechAdsMedia will remit Revenue Share payment due to Agent within forty-five (45) days after the end of each calendar month in which the applicable Net Search Revenue was received by TechAdsMedia . TechAdsMedia reserves the right to withhold and offset against its payment obligations hereunder, or require Agent to refund to TechAdsMedia within forty-five (45) days of any invoice), any amounts that TechAdsMedia has overpaid or otherwise inappropriately paid to Agent in prior periods.

3. Reporting. TechAdsMedia agrees to provide Agent with a monthly report of applicable performance metrics, including the estimated Net Search Revenue for each month. Reporting shall be based upon reasonable estimates and Agent acknowledges that reporting data is not fully accurate and will not be the basis for payments to Agent. All such information shared with Agent for purposes of providing reporting to Agent shall be “Confidential Information” of TechAdsMedia as defined in the Agreement.